Exhibit 2.17

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (this “Amendment”), is dated as of February 28, 2018 (the “Execution Date”), by and among Linn Energy Holdings, LLC (“LEH”), Linn Operating, LLC (“LOI”, and together with LEH, “Seller”) and Altamont Energy LLC (f/k/a Wasatch Energy LLC) (“Buyer”). Seller, on the one hand, and Buyer on the other hand, are referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of January 15, 2018 (the “Original Purchase Agreement”);

WHEREAS, Seller and Buyer entered into that certain First Amendment to Purchase and Sale Agreement dated as of February 27, 2018 (the “First Amendment”);

WHEREAS, the Parties desire to further amend the Original Purchase Agreement, as amended by the First Amendment (the “Purchase Agreement”), and to memorialize certain mutual agreements relating to certain transactions contemplated by the Purchase Agreement, as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the Purchase Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment of Section 2.03 Closing; Preliminary Settlement Statement. Section 2.03 of the Purchase Agreement (as amended by the First Amendment) is hereby deleted in its entirety and replaced with the following:

The Closing shall take place at the offices of Kirkland & Ellis LLP at 609 Main Street, 47th Floor, Houston, Texas 77002 on March 5, 2018 (the “Scheduled Closing Date”), or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within ten (10) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”). Notwithstanding the foregoing, Buyer may elect to extend the Scheduled Closing Date to April 2, 2018, by delivering an additional deposit amount equal to $3,000,000 into the Escrow Account no later than March 2, 2018, at 12:00 p.m. (Central Standard Time). Subject to the provisions of Article 7, Article 8 and Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable good faith determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”). As part of the Preliminary Settlement Statement, Buyer shall provide to Seller such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary

Amount. Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Seller in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.

2. Compliance with Purchase Agreement. The Parties acknowledge that this Amendment complies with the requirements to alter or amend the Purchase Agreement, as stated in Section 13.07 of the Purchase Agreement. The Purchase Agreement, as amended herein, is ratified and confirmed, and all other terms and conditions of the Purchase Agreement not modified by this Amendment shall remain in full force and effect. All references to the Purchase Agreement shall be considered to be references to the Purchase Agreement as modified by this Amendment.

3. Incorporation. The Parties acknowledge that this Amendment shall be governed by the terms of Article XIII of the Purchase Agreement and such provisions shall be incorporated herein, mutatis mutandis.

4. Counterparts. This Amendment may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties on the Execution Date.

SELLER:

LINN ENERGY HOLDINGS, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

LINN OPERATING, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties on the Execution Date.

BUYER:

ALTAMONT ENERGY LLC

By:	/s/ Kaushik Amin
Name:	Kaushik Amin
Title:	Executive Chairman

[Signature Page to Second Amendment to Purchase and Sale Agreement]